UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

HYPERCOM CORPORATION
(Name of Registrant as Specified In Its Charter)

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☑	No fee required.

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2851 West Kathleen Road
Phoenix, Arizona 85053

April 23, 2007

Dear Stockholder:

On behalf of the Board of Directors, it is my pleasure to invite you to attend Hypercom Corporation’s Annual Meeting of Stockholders at 9:00 am on Thursday, May 17, 2007 at Hypercom’s corporate headquarters in Phoenix, Arizona. Information regarding the annual meeting is presented on the following pages.

In addition to the formal items of business to be brought before the annual meeting, you will have an opportunity to hear a report by Hypercom’s management regarding your company. You will also have an opportunity to direct your questions to our management team.

Your vote is very important. We encourage you to read this proxy statement and vote your shares as soon as possible. Please indicate your voting instructions and sign, date and mail the enclosed proxy card. A postage-paid return envelope for your proxy card is enclosed, or you may vote your shares by proxy by using the telephone or Internet as described on the proxy card.

If you are unable to attend the annual meeting, you may listen to a live broadcast, which will be available from Hypercom’s website at www.hypercom.com. A replay can also be accessed on the website shortly after the conclusion of the annual meeting.

Thank you for your continued support of Hypercom. I look forward to seeing you on May 17th.

Sincerely

William Keiper
Chief Executive Officer

HYPERCOM CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

What:	Hypercom Corporation 2007 Annual Meeting of Stockholders

When:	May 17, 2007, at 9:00 a.m., Phoenix time

Where:	Hypercom Corporation Headquarters 2851 West Kathleen Road Phoenix, Arizona 85053

Why:	At the annual meeting, stockholders will act on the following matters: • Election of two directors, each for a term of two years; and • Any other matters that properly come before the annual meeting.

Only stockholders of record at the close of business on April 5, 2007 are entitled to vote at the annual meeting or any postponement or adjournment of the annual meeting. We have enclosed a copy of our Annual Report to Stockholders covering the fiscal year ended December 31, 2006, which includes audited financial statements, and our proxy statement.

All stockholders are encouraged to attend the annual meeting. However, if you cannot attend the annual meeting in person, please promptly register your vote to ensure you are represented at the annual meeting.

Please vote as soon as possible. We have enclosed a postage-paid envelope for your convenience if you choose to use the enclosed proxy card.

If you attend the annual meeting, you may still vote in person at the annual meeting even if you previously returned or voted a proxy.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Registration and seating will begin at 8:00 a.m. Parking is available. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices, cell phones and other electronic devices will not be permitted at the annual meeting other than those operated by Hypercom or its designees.

Your vote is important. In order to assure your representation at the annual meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed postage-paid envelope. You may also authorize a proxy to vote your shares by using the telephone or Internet as described on the proxy card.

By Order of the Board of Directors,

Douglas J. Reich
Corporate Secretary

Phoenix, Arizona
April 23, 2007

HYPERCOM CORPORATION
2851 West Kathleen Road
Phoenix, Arizona 85053

PROXY STATEMENT

This proxy statement contains information related to the Hypercom Corporation (“Hypercom,” “we,” “our,” “our company,” or “us”) 2007 Annual Meeting of Stockholders. The annual meeting will be held on May 17, 2007 at 9:00 a.m., Phoenix time, at Hypercom’s corporate headquarters, 2851 West Kathleen Road, Phoenix, Arizona, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by Hypercom’s Board of Directors (the “Board of Directors” or the “Board”). The proxy materials relating to the annual meeting are first being mailed on or about April 23, 2007 to stockholders entitled to vote at the annual meeting.

ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of annual meeting, including the election of directors. In addition, our management will report on Hypercom’s activities during the fiscal year ended December 31, 2006 and respond to questions from stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, April 5, 2007, are entitled to receive notice of the annual meeting and to vote the shares of common stock they held on that date at the annual meeting, or any postponement or adjournment of the annual meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Who may attend the annual meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the annual meeting. Registration and seating will begin at 8:00 a.m. The annual meeting begins at 9:00 a.m. Cameras, recording devices, cell phones, and other electronic devices will not be permitted at the annual meeting other than those operated by Hypercom or its designees.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the annual meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting Hypercom to conduct its business at the annual meeting. As of the record date, 53,078,774 shares of Hypercom common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the annual meeting.

How do I vote?

You can vote in person at the annual meeting or by proxy without attending the annual meeting. The shares represented by a properly executed proxy will be voted as you direct. To vote by proxy, you must fill out your proxy card and return it by mail, vote by telephone using the instructions on your proxy card, or vote via the Internet using the instructions on your proxy card.

What if I vote and then change my mind?

You may revoke your proxy at any time before it is exercised by:

•	filing a notice of revocation with Hypercom’s Corporate Secretary;

•	sending in another duly executed proxy bearing a later date (including a telephone or Internet vote); or

•	attending the annual meeting and casting your vote in person.

Your last vote will be the vote that is counted.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the Board of Directors’ recommendations. The Board’s recommendations are set forth together with a description of each item in this proxy statement. In summary, the Board recommends a vote for election of the nominees for directors (see page 3).

With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors.  The two nominees who receive the most votes will be elected to the Board of Directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. A “broker non-vote” (discussed below) will also have no effect on the outcome since only a plurality of votes actually cast is required to elect a director.

Other Matters.  The affirmative vote of a majority of the votes duly cast at the annual meeting is required to approve any other proposals. Abstentions are not treated as votes cast and, therefore, will have no effect on any such proposal. “Broker non-votes” will also have no effect on the outcome as discussed directly below.

Effect of Broker Non-Votes.  If you hold your shares in “street name” through a broker or other nominee and you do not give proper voting instructions, your broker or nominees may not exercise voting discretion with respect to any non-routine matters to be acted upon. In addition, your broker may elect not to exercise voting discretion with respect to routine matters that your broker could exercise discretion on if your broker is not given proper instructions. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who will pay the cost of this proxy solicitation?

Hypercom will pay the costs of soliciting proxies from stockholders. In addition to the solicitation of stockholders of record by mail, proxies may be solicited by telephone, facsimile, personal contact, and similar means by Hypercom’s directors, officers or employees, none of whom will be specifically compensated for such activities. Upon request, Hypercom will also reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of the common stock and to obtain proxies.

Who will count the vote?

Representatives of our transfer agent, Computershare Investor Services, LLC, will tabulate the votes and act as inspectors of election.

ELECTION OF DIRECTORS
(PROPOSAL NO. 1)

For Term Expiring at 2009 Annual Meeting

Hypercom’s Board of Directors currently consists of four members. The directors are divided into two classes, with each class serving for a two-year period.

At the 2007 Annual Meeting of Stockholders, two Class II directors will be elected. The two persons listed below are nominated for election as directors. Nominees will be elected to serve until the 2009 Annual Meeting of Stockholders or until their successors are duly elected and qualified or their resignation or removal, whichever first occurs.

Each of the nominees has consented to serve a two-year term. Should any of the nominees become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

Nominees for Election as Directors

Class II

William Keiper, 56	Director since 2000

William Keiper is Hypercom’s Chief Executive Officer. He has been a member of the Board of Directors since April 2000. He was appointed Interim Chief Executive Officer in March 2005, and was appointed Chief Executive Officer and President in August 2005. Mr. Keiper has over 30 years of business experience, more than 18 of which have been in the management of software, technology, and IT product distribution and services organizations. He was Chairman and Chief Executive Officer of Arrange Technology LLC, a software development services outsourcing company, from 2002 to 2005. From 1997 to 2002, he served as a principal in mergers and acquisitions firms serving middle market software and IT services companies. He was Chief Executive Officer of Artisoft, Inc., a public networking and communications software company, from 1993 to 1997, and its Chairman from 1995 to 1997. He held several executive positions, including President and Chief Operating Officer, of MicroAge, Inc., an indirect sales-based IT products distribution and services company, from 1986 to 1993, where he was a key executive in helping to drive more than a billion dollar revenue increase over the course of his tenure with the company. Mr. Keiper has a Bachelor of Science degree in business (finance major) from Eastern Illinois University, a Juris Doctorate degree from Arizona State University and a Masters degree in International Management from the Thunderbird American Graduate School of International Management. He is a former Chairman of the Arizona Software Association, and was a nominee for Ernst & Young Entrepreneur of the Year Award. He also currently serves on the Boards of Directors of Radyne Corporation, Smith Micro Software, Inc., and Zones, Inc.

Phillip J. Riese, 57	Director since 2004

Phillip Riese has served as a director of Hypercom since October 2004. Mr. Riese has been President of Riese & Others, providing advisory and consultancy services to an array of Fortune 500, and private and publicly held mid-cap companies, since 1998. Prior thereto, Mr. Riese spent 18 years at American Express where he was President of the Consumer Card Services Group for American Express Travel Related Services Company, Inc. He was responsible for developing, marketing and servicing all charge and credit card products for consumers in the United States. Before being brought into the card business in 1990, he managed a variety of systems, customer service, as well as marketing, sales, risk management, data mining and business development activities at American Express. Mr. Riese previously had been a division executive at Chase Manhattan Bank, and before that a partner in the consulting firm of M.C. Geffen and Associates, Cape Town, South Africa. After leaving American Express, Mr. Riese also served as Chief Executive Officer and a director of AirClic Inc., and of OptiMark Technologies. Mr. Riese holds a Bachelor of Commerce (Hons.) degree from Leeds University in the United Kingdom, with joint study in Economics and Textile Engineering, a Masters of Business Administration from the University of Cape Town, and a Masters Degree in management from the M.I.T. Sloan School of Management, where he was a Sloan Fellow.

The Board of Directors unanimously recommends a vote FOR election of each of the foregoing director nominees.

Continuing Directors

The following is a list of Class I directors whose terms expire in 2008:

Daniel D. Diethelm, 44	Director since 2004

Daniel Diethelm is the Chairman of Hypercom’s Board of Directors. He has served as a Hypercom director since January 2004 and currently serves as Chairman of the Audit Committee of the Board. He also previously served as a Hypercom director from August 2001 to May 2003. Mr. Diethelm has been President of 4Group, LLC, a private equity firm since 2003. Since 1998, he has also been Managing Partner of Sudan Funding, LLC, which acts as a manager, investor and consultant primarily in turnaround situations. From January 2000 to January 2001, Mr. Diethelm was President and Chief Executive Officer of Aeropower Resources, Inc., a Rolls-Royce gas turbine Authorized Maintenance Center and FAA repair station. From 1991 to 2000, Mr. Diethelm was Chief Executive Officer of Sebec Corporation, a management, investment and consulting firm. From 1987 to 1991, Mr. Diethelm was President and Chief Operating Officer of Gould Research, Inc., a registered investment advisor and investment management software and database development company, and served as a member of its Board of Directors. He also served as a Senior Analyst at Gould Research, Inc. from 1984 to 1987. He is a member of the Arizona State Exposition and Fair Board. Mr. Diethelm is a Chartered Financial Analyst. He received a Bachelor’s degree in Business Administration (Finance) from the University of Arizona.

Norman Stout, 49	Director since 2003

Norman Stout has served as a director of Hypercom since April 2003. Mr. Stout was appointed Chief Executive Officer and a member of the Board of Directors of Inter-Tel, Inc., a Phoenix-based business communications provider, in February 2006. Mr. Stout has been with Inter-Tel since June 1998, and had most recently served as Chief Strategy Officer and Chief Administrative Officer. He was also a member of Inter-Tel’s Board of Directors from 1994 to 1998. Immediately prior to Inter-Tel, Mr. Stout served as Chief Operating Officer of Oldcastle Architectural Products in 1998, President of Oldcastle Architectural West from 1996 to 1998, and President of Oldcastle’s Superlite Block subsidiary from 1993 to 1998. Mr. Stout was Chief Executive Officer of Boorhem-Fields, Inc., a Dallas, Texas, manufacturer of crushed stone, from 1990 to 1993, and its Chief Financial Officer from 1986 to 1990. Mr. Stout is a Certified Public Accountant, and was employed by Coopers & Lybrand from 1982 to 1986. He received a Bachelor of Business Administration Degree in accounting from Texas A&M University and a Masters of Business Administration degree from the University of Texas.

CORPORATE GOVERNANCE

The Board, Board Committees and Meetings

Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board of directors and vote on extraordinary matters. The board of directors is the company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the chief executive officer; and management runs the company’s day-to-day operations. Our Board currently consists of four directors. Consistent with the requirements of Section 303A.01 of the New York Stock Exchange’s (“NYSE”) Listed Company Manual, the Board believes that there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the Chief Executive Officer (“CEO”), as directors. The current Board members include three directors who are not current Hypercom employees (“non-employee directors”) and our CEO.

Independence of Directors

As part of its annual review, the Board has determined that three non-employee directors who served in 2006, Daniel D. Diethelm, Phillip J. Riese and Norman Stout, qualify as “independent” in accordance with the published standards set forth in Section 303A of the NYSE Listed Company Manual and other governing laws and regulations. The Board also made the determination that two non-employee directors who served in 2006 but subsequently resigned, Todd S. Nelson and Philippe Tartavull, qualified as independent during their respective tenures on the Board. Mr. Nelson resigned from the Board in October 2006 and Mr. Tartavull resigned from the Board in January 2007 upon entering into an agreement with Hypercom to become employed by our company as its President.

The NYSE independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by NYSE rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the Board’s opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to Hypercom and our management.

Board Responsibilities and Structure

The Board’s primary responsibilities are oversight, counseling and direction to our management in the long-term interests of Hypercom and our stockholders. The Board’s detailed responsibilities include: (1) selecting and regularly evaluating the performance of the CEO and other senior executives; (2) planning for succession with respect to the position of CEO and monitoring management’s succession planning for other senior executives; (3) reviewing and, where appropriate, approving our major financial objectives and strategic and operating plans, business risks and actions; (4) overseeing the conduct of our business to evaluate whether the business is being properly managed; and (5) overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures and compliance with law and ethics. The Board has instructed our CEO, working with our other executive officers, to manage our business in a manner consistent with our standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The CEO and management are responsible for seeking the advice and, in appropriate situations, the Board’s approval with respect to extraordinary actions that our company may undertake.

The Board’s general policy is that the positions of Chairman of the Board and CEO should be held by separate persons as an aid in the Board’s oversight of management. The Chairman of the Board chairs the meetings of the Board; serves as a liaison between the CEO and the independent directors; approves the information, agenda and meeting schedules sent to the Board; and calls meetings of the independent directors. The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Pursuant to Section 303A.03 of the NYSE Listed Company Manual, Board agendas include regularly scheduled “executive sessions” for the independent directors to meet without management present.

Attendance at Board, Committee and Annual Stockholders’ Meetings.  The Board held four regular meetings and 11 special meetings in 2006. Additionally, the Board acted by unanimous written consent one time during 2006. In 2006, each director attended 75% or more of the meetings of the Board and the committees on which they served. Hypercom does not have a formal policy regarding attendance by Board members at our Annual Meeting of Stockholders, but strongly encourages directors to attend. We make every effort to schedule our Annual Meeting of Stockholders at a time and date to permit attendance by directors, taking into account the directors’ schedules and the timing requirements of applicable law. Messrs. Diethelm and Stout attended the 2006 Annual Stockholders Meeting.

Executive Sessions of the Non-employee Directors.  In addition to the Board and committee meetings, the non-employee directors met seven times in 2006, in connection with regularly scheduled Board meetings and otherwise, without management present. The presiding director at such meetings was Mr. Diethelm.

Board Committees and Charters

The Board has delegated various responsibilities and authority to different Board committees, as described in this section of the proxy statement and in the committee charters. Committees regularly report on their activities and actions to the full Board. The Board currently has, and appoints the members of, standing Audit, Compensation, and Nominating/Corporate Governance Committees. Each member of the Audit, Compensation, and Nominating/

Corporate Governance Committees is an independent director as defined by NYSE standards and other standards applicable to performing duties on such committees. Each of the Board committees has a written charter as required by, and consistent with, NYSE corporate governance standards, that is approved by the Board. Each committee conducts an annual evaluation of the committee’s performance. Copies of each charter are posted on the Corporate Governance portion of Hypercom’s website at www.hypercom.com. Each committee has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work. The current members of the committees are identified in the following table:

Nominating/Corporate
Director	Audit**	Compensation**	Governance**

Daniel Diethelm	Chair	√	√
William Keiper*
Phillip Riese	√	√	Chair
Norman Stout	√	Chair

*	Mr. Keiper served as a member of the Audit, Compensation, and Nominating/Corporate Governance Committees until March 31, 2005, when he became an officer of our company and ceased to be an independent director.

**	Prior to his departure in October 2006, Mr. Nelson served on the Audit and Nominating/Corporate Governance Committees. Prior to becoming President of Hypercom, Mr. Tartavull served on the Compensation and Nominating/Corporate Governance Committees.

The Audit Committee.  The Audit Committee assists the Board in fulfilling its oversight responsibilities to stockholders, the investment community, and others for monitoring: (1) the quality and the integrity of Hypercom’s financial statements; (2) the adequacy and effectiveness of Hypercom’s internal controls (including any significant changes in internal controls reported to the Audit Committee by the independent auditor or management); (3) the adequacy and effectiveness of Hypercom’s disclosure controls and procedures and management reports thereon; (4) Hypercom’s compliance with ethical policies contained in Hypercom’s Code of Ethics, and legal and regulatory requirements; (5) the independence and qualifications of Hypercom’s independent registered public accounting firm; and (6) the performance of Hypercom’s internal audit function and the independent registered public accountants. The Audit Committee also selects and engages independent auditors to audit Hypercom’s books, records and accounts, reviews the scope of the audits, and establishes policy in connection with Hypercom’s internal audit activities. The Audit Committee also pre-approves all audit and non-audit services provided by the independent auditors. See “Audit Committee Report” below for further information. In 2006, the Audit Committee held four meetings and did not act by unanimous written consent.

The members of the Audit Committee each qualify as “independent” as set forth under Sections 303A.02(a) and (b) of the NYSE Listed Company Manual and special standards established by the U.S. Securities and Exchange Commission (“SEC”) for members of audit committees. The Audit Committee also includes at least one independent member who is determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that such director meets the relevant definition of an “independent director.” Daniel Diethelm is the independent director who has been determined to be our audit committee financial expert. This designation is a disclosure requirement of the SEC related to Mr. Diethelm’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Diethelm any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. The Board has also determined that each Audit Committee member is financially literate and has sufficient knowledge in reading and understanding Hypercom’s financial statements to serve on the Audit Committee.

Compensation Committee.  The Compensation Committee is responsible for approving all executive compensation agreements and administering Hypercom’s stock option and employee stock purchase plans. A further discussion regarding the nature and scope of the Compensation Committee’s responsibilities is set forth below under “Compensation Discussion and Analysis” and “Compensation Committee Report.” In 2006, the Compensation Committee held four meetings and did not act by unanimous written consent.

Nominating/Corporate Governance Committee.  The Nominating/Corporate Governance Committee’s responsibilities include: (1) assisting the Board in identifying individuals qualified to become Board members; (2) selecting and recommending to the Board nominees for directors at the next annual meeting of stockholders; (3) developing and recommending to the Board a set of Corporate Governance Principles and Practices applicable to Hypercom; (4) overseeing the evaluation of the Board and management; and (5) recommending to the Board director nominees for the Compensation Committee and the Audit Committee. In 2006, the Nominating/Corporate Governance Committee held four meetings and did not act by unanimous written consent.

Director Nominee Criteria and Process

The Board of Directors is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee believes that the criteria for director nominees should ensure effective corporate governance, support Hypercom’s strategies and businesses, account for individual director attributes and the effect of the overall mix of those attributes on the Board’s effectiveness, and support the successful recruitment of qualified candidates for the Board.

In evaluating prospective candidates or current Board members for nomination or re-nomination, the Nominating/Corporate Governance Committee considers the following: (1) character, including reputation for personal integrity and adherence to high ethical standards; (2) judgment; (3) knowledge and experience in leading a successful company, business unit, or other institution; (4) current and historical experience in the electronic payment industry and related industries, including international experience; and (5) business acumen — all in the context of an assessment of the Board’s needs at that point in time. The Nominating/Corporate Governance Committee also considers a candidate’s or current Board member’s other board commitments or job responsibilities in assessing whether the candidate would be able to devote the time and attention necessary to be an effective director of Hypercom.

The Nominating/Corporate Governance Committee may receive recommendations for Board candidates from various sources, including Hypercom’s directors, management and stockholders. Director candidates recommended by Hypercom’s stockholders will be considered using the same criteria the Nominating/Corporate Governance Committee uses to assess all potential candidates. A stockholder wishing to nominate a candidate to be elected to the Board at the 2008 Annual Meeting of Stockholders must comply with the requirements set forth in our bylaws and should send written notice of their intention to do so to the Nominating/Corporate Governance Committee, c/o Corporate Secretary, Hypercom Corporation, 2851 West Kathleen Road, Phoenix, Arizona 85053. To be timely, the nomination must be received no later than February 17, 2008, which is 90 days prior to the anniversary of our 2007 Annual Meeting of Stockholders. The notice of nomination is required to contain information about both the nominee and the stockholder making the nomination, including information sufficient to allow the Nominating/Corporate Governance Committee to determine if the candidate meets its criteria for Board membership. Hypercom may require that the proposed nominee furnish other information to determine that person’s eligibility to serve as a director. A nomination that does not comply with the above procedure will not be considered for presentation at the annual meeting or for any vacancies arising on the Board between annual meetings. See “Additional Information — Stockholder Proposals for Inclusion in the 2008 Proxy Statement” and “Additional Information — Director Nominations or Other Business for Presentation at the 2008 Annual Meeting” for more information.

When a vacancy occurs on the Board, the Nominating/Corporate Governance Committee recommends to the Board a nominee to fill the vacancy. As provided in our bylaws, the Board elects a new director when a vacancy occurs between Annual Meetings of Stockholders. The Nominating/Corporate Governance Committee also annually evaluates and recommends to the Board nominees for election as directors at Hypercom’s Annual Meeting of Stockholders.

The Nominating/Corporate Governance Committee has the authority to retain a search firm to identify and recruit director candidates meeting the criteria specified by the Nominating/Corporate Governance Committee but did not utilize such resources in 2006.

Messrs. Keiper and Riese, the two persons nominated for election as directors at the 2007 Annual Meeting of Stockholders, are current directors and have been recommended by the Nominating/Corporate Governance Committee, which is composed entirely of independent directors, and nominated by the Board.

Communications with Stockholders

Stockholders may communicate with the Board of Directors by submitting an email to the Corporate Secretary at corporatesecretary@hypercom.com, or by writing to the Board of Directors at Hypercom Corporation, Attention: Corporate Secretary, 2851 West Kathleen Road, Phoenix, Arizona 85053. Communications received electronically or in writing will be distributed to the Chairman of the Board or such other Board member(s), as appropriate, depending on the facts and circumstances outlined in the communications received.

Other Corporate Governance Policies

Corporate Governance Policies.  The Board of Directors adopted Corporate Governance Principles and Practices in 2004 to comply with Section 303A.09 of the NYSE Listed Company Manual. These policies guide Hypercom and the Board on matters of corporate governance, including director responsibilities, Board committees and their charters, director independence, director qualifications, director compensation and evaluations, director orientation and education, director access to management, Board access to outside financial, business and legal advisors, and management development and succession planning. These policies are available on the Corporate Governance portion of Hypercom’s website at www.hypercom.com and we will provide a print copy to any stockholder upon request.

Code of Ethics.  Hypercom has a Code of Ethics that applies to all of Hypercom’s directors, executive officers and employees, including the Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions. The Code of Ethics is available on the Corporate Governance portion of Hypercom’s website at www.hypercom.com. We intend to satisfy the disclosure requirements under Item 10 of Form 8-K in the event of an amendment to, or a waiver from, a provision of our Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Controller, or persons performing similar functions, by disclosing such information on our website.

Lead Director/Non-Executive Chairman.  Mr. Keiper served as Lead Director from March 1, 2004 until March 31, 2005, at which time he resigned this position when he was appointed Chairman and Interim Chief Executive Officer. Mr. Diethelm currently serves as Chairman of the Board and was appointed to the position in August 2005 in connection with Mr. Keiper’s resignation as Chairman and appointment as Chief Executive Officer. Because the current Chairman of the Board, Mr. Diethelm, is an independent director, the Board has determined that it was not necessary to also designate a Lead Director. The Chairman of the Board chairs Board meetings and executive session meetings of independent directors, among other responsibilities. The independent directors meet in executive session, without the presence of management, at least quarterly.

Stockholders or other interested parties may communicate with the Chairman of the Board or other independent directors by submitting an email to the Corporate Secretary at corporatesecretary@hypercom.com, or by writing to the Chairman of the Board of Directors of Hypercom Corporation, Attention: Corporate Secretary, 2851 West Kathleen Road, Phoenix, Arizona 85053.

Whistleblower Procedures.  Hypercom’s Code of Ethics contains procedures for the receipt, retention and treatment of complaints received by Hypercom regarding accounting, internal accounting controls or auditing matters and to address employee concerns about unethical or unlawful behavior that may come to an employee’s attention. Hypercom has established a hotline available to all employees to facilitate anonymous reporting of any questionable activities.

Disclosure Committee.  Hypercom has established a Disclosure Committee composed of members of management and a representative of the Board of Directors to assist Hypercom in fulfilling its obligations to maintain disclosure controls and procedures, and to coordinate and oversee the process of preparing its periodic securities filings. Daniel Diethelm serves as the Board representative on the Disclosure Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The purpose of this Compensation Discussion and Analysis is to provide material information about our compensation principles, philosophy and other relevant policies and to explain and put into context the material elements of the disclosure that follows in this proxy statement with respect to the compensation for (a) our CEO, (b) our Chief Financial Officer (“CFO”), and (c) the three most highly compensated executive officers other than our CEO and CFO (collectively, the “Named Executive Officers” or “NEOs”) serving at the end of the fiscal year ended December 31, 2006 (“Fiscal 2006”). For Fiscal 2006, our Named Executive Officers were:

•	William Keiper, CEO;

•	Thomas Liguori, Senior Vice President and CFO;

•	Neil Hudd, Senior Vice President, Global Product Development and Marketing;

•	O.B. Rawls, Senior Vice President, International Sales; and

•	Jonatan Schmidt, Chief Scientist and Technology Officer.

Guiding Principles.  We have the following Guiding Principles with respect to executive compensation, as established by our Compensation Committee and approved by our Board:

•	Our Compensation Philosophy is established by the Compensation Committee, and may be modified from time-to-time at the discretion of the Compensation Committee.

•	Our CEO will seek prior approval for all compensation decisions relating to: (a) those individuals with a direct reporting relationship to the CEO; (b) those individuals in our company receiving total annual base compensation of more than $250,000; and (c) any compensation matter that is an exception to the Compensation Philosophy.

•	All other compensation decisions are delegated by the Compensation Committee to the CEO, with the expectation that all decisions: (a) adhere to the Compensation Philosophy; (b) are within the annual budget approved by the Board; and (c) are within the appropriate range for the applicable “Compensation Band” (as discussed below).

Compensation Philosophy.  In connection with the change of executive management that occurred in 2005, the Compensation Committee conducted a comprehensive review of our compensation policies and practices and as a result of such review, developed a new Compensation Philosophy for Hypercom. The Compensation Committee re-evaluated our Compensation Philosophy again this past fiscal year to ensure that the components of total compensation, goals and benchmarks are aligned with Hypercom’s best interests. The central themes and purposes of our Compensation Philosophy are:

•	To encourage continuous improvement in performance at both a corporate and employee level;

•	To seek and retain the employment of the brightest, most innovative and talented employees who will help drive our business to achieve its maximum potential;

•	To define positions within a Compensation Band which include positions of similar responsibility, complexity and contribution, adjusted for the market expectation for compensation for a particular position in the geography where the person is resident or on temporary assignment in order to determine an employee’s total mix of compensation; and

•	To align, where appropriate, the compensation of our Named Executive Officers and other employees with stockholder interests, by, among other things, utilizing long-term incentives and triggering performance criteria with corporate results.

Significant Compensation Event in 2007.  Effective February 6, 2007, we appointed Philippe Tartavull our President. In connection with this appointment, Mr. Tartavull resigned as a member of our Board, a position he held since April 3, 2006.

On January 16, 2007, we and Mr. Tartavull entered into a three year employment agreement covering his appointment as President, with a term commencing on February 6, 2007 and expiring on February 5, 2010. Pursuant to the terms of this agreement, Mr. Tartavull receives an annual base salary of $350,000. He will also be eligible for an annual bonus of up to 100% of his annual base salary if Hypercom achieves the annual performance goals that are set by the Board of Directors, and will be eligible to earn an annual bonus of up to 150% of his annual base salary if the corporate financial targets and the individual management objectives set by the Compensation Committee are substantially exceeded. We describe Mr. Tartavull’s employment agreement in more detail in this proxy statement under the heading “Executive Compensation — Narrative to Summary Compensation Table and Plan-Based Awards Table — Employment Agreements.”

Role of Executive Officers in Determining Executive Compensation.  Consistent with our Guiding Principles, the Compensation Committee, or the Board upon recommendation of the Compensation Committee, makes all compensation decisions related to our Named Executive Officers. However, our CEO and other executive officers regularly provide information and recommendations to the Compensation Committee, including information relating to the performance of the executive officers, appropriate levels and components of compensation, including equity grants, and the targets for business unit performance or other goals for our annual cash incentives.

In particular, at the beginning of each fiscal year, our CEO and the senior Human Resources officer present the Compensation Committee with an analysis of the fifty most highly compensated employees at Hypercom, which includes, among other things, their compensation, including benefits and long-term incentives, and performance ratings. Our CEO also recommends a base salary increase percentage for all employees on the payroll as part of the annual budget process. Once a budget is established, based in part on the CEO’s percentage increase recommendations, base compensation may be adjusted at the CEO’s discretion within the budget. At the end of each year, our CEO also assists our Compensation Committee in establishing an annual bonus pool based upon our corporate performance and once such bonus pool is established by our Compensation Committee and approved by our Board, our CEO allocates annual cash bonus awards consistent with performance ratings, Compensation Bands and our Compensation Philosophy. However, our Compensation Philosophy requires that the CEO must seek prior approval for all compensation decisions relating to our Named Executive Officers. Our Human Resources department also supports the Compensation Committee in various other compensation related work and in some cases acts pursuant to delegated authority to fulfill various functions in administering our compensation programs.

Role of Compensation Consultants.  Under its charter, the Compensation Committee has authority to retain and terminate compensation consultants, outside counsel, and other advisors that the committee deems appropriate, in its sole discretion, to assist it in discharging its duties, and to approve the terms of retention and fees to be paid to such consultants. Although the Compensation Committee did not directly retain the services of any compensation consultants in Fiscal 2006, our management engaged Mercer Human Resource Consulting, Inc. (“Mercer”) in November 2006 to conduct a compensation review and benchmark compensation for thirteen Hypercom executives, including base salary, annual incentive opportunities, total cash compensation, and long-term incentive grant values. Mercer completed its review and benchmarking in January 2007, and this information was presented to the Compensation Committee.

Market Data and Benchmarking.  From time-to-time we benchmark positions against the market to help us continue to keep our compensation and Compensation Bands consistent with the market. Our management engaged Mercer to use multiple survey sources from its published survey library that focused on companies of similar size and revenue base, and in related industries, to Hypercom for purposes of Mercer’s benchmarking.

Components of Executive Compensation

Our compensation plans are designed to provide a competitive total compensation package focused on both individual performance and corporate performance and consistent with our position in the marketplace. Total compensation is comprised of the following elements:

•	Cash compensation;

•	Long-term incentives;

•	Severance and change of control arrangements; and

•	Other benefits and perquisites.

The Compensation Committee considers each component of executive compensation in light of total compensation. In considering adjustments to the total compensation of each Named Executive Officer, the Compensation Committee also considers the value of previous compensation, including then outstanding equity grants.

Cash Compensation

Cash compensation for our Named Executive Officers is comprised of:

•	Base salary; and

•	Annual incentive bonus.

Base Salary.  Base salaries for all employees, including those in senior and executive management roles, are established at levels in parity with the market, which takes into consideration positions with similar responsibilities at companies of similar size and complexity in the country or region where the position is based.

For Fiscal 2006, the Named Executive Officers listed below had employment agreements or arrangements that specified the level of salary to which the officer is entitled, subject to review by our Board or the Compensation Committee from time to time. Under his employment agreement, William Keiper, our CEO, was entitled to an annualized salary of $400,000. Thomas Liguori, our Senior Vice President and CFO, was entitled to receive an annualized salary of $300,000. We describe the employment agreements or arrangements of our Named Executive Officers and other senior executives in this proxy statement under the heading “Executive Compensation — Narrative to Summary Compensation Table and Plan-Based Awards Table — Employment Agreements.”

We conduct reviews periodically to benchmark the base salaries of key positions against the market, with the last such review having been conducted by Mercer and completed in January 2007. In concert with our CEO’s recommendations, our Compensation Committee and the Board typically establish an annual base salary adjustment pool for employee salary increases, not including those of senior and executive management. In Fiscal 2006, our compensation budget for all employees other than senior and executive management was increased by approximately 3%. Adjustments at the senior and executive management level are made to recognize significant expansion of an individual’s role, outstanding and sustained individual performance, or if competitive market data, such as the information gathered from Mercer or other sources, indicate a significant deviation from market standards. With respect to Named Executive Officers, our management approved a salary increase for O.B. Rawls increasing his annual base salary from $260,000 to $285,000 in connection with his appointment to the position of Senior Vice President, International Sales in February 2006. There were no other salary adjustments in Fiscal 2006 for the Named Executive Officers.

We disclose the actual Fiscal 2006 base salaries of our Named Executive Officers in the Summary Compensation Table of this proxy statement in the column “Salary.”

Annual Cash Incentive.  The annual bonus component of cash compensation is tied directly to corporate and individual annual performance. The payment of annual bonuses is dependent on the Board’s assessment of whether we have achieved the expectations that the Board established for our company for a particular year, as further outlined in the process described below, which was established for the first time in Fiscal 2006.

At the beginning of the year, the Compensation Committee sets, and our Board approves, certain corporate goals for the purpose of establishing a pool for annual bonus awards. Such goals related to corporate targets in the following areas:

•	Financial (which includes revenue growth, gross margin and earnings per share (“EPS”) growth) (65 to 75%);

•	Market Share (15 to 25%); and

•	Discretionary ((i) organizational, people readiness, or (ii) other discretionary goals as established by the Board) (10 to 20%).

At the year end, our Board evaluates the performance of our company as a whole, based, in part, upon these pre-established goals. In connection with such evaluation, our CEO presents the Board with an initial performance rating for each of the elements in the established rating structure, as well as a comparison to plan, market and key competitors for each element. Using this input, our Board establishes a final performance rating for each performance category expressed as a number between 0 and 150, with 100 representing “meeting expectations,” 150 representing “significantly exceeding expectations,” and 0 representing “extreme failure to perform.” The weighted sum of these performance ratings constitutes the performance rating for Hypercom as a whole in the given year (“Corporate Performance Rating”). We believe that the “significantly exceeding expectations” Corporate Performance Rating is difficult to achieve and the achievement of a rating at or near such level should be rewarded with a bonus pool that is at or near the maximum amount set by the Compensation Committee.

The Corporate Performance Rating times the CEO’s incentive compensation target constitutes the annual bonus payout for the CEO. This Corporate Performance Rating times the sum of all the incentive compensation targets for all eligible executives constitutes the incentive compensation pool for all eligible executives. Once a pool for eligible executives is established, the CEO then, using the individual Named Executive Officers performance evaluation as a guideline, distributes the incentive compensation pool to Named Executive Officers, subject to the following guidelines:

•	Pay for performance, with superior performers receiving a higher distribution and the lowest performers having the possibility of no distribution;

•	The average performance rating of each Compensation Band must be reasonably the same as all other Compensation Bands and senior officers cannot get a rating higher than the average of all the individuals reporting to them; and

•	The CEO’s distribution is subject to the parameters of the Compensation Philosophy, including approval of all incentive compensation to Named Executive Officers.

Annual Cash Incentive Awards for 2006.  In Fiscal 2006, our Compensation Committee set, and our Board approved, corporate goals for the purpose of establishing the pool for 2006 bonus awards. Pursuant to the Board’s Fiscal 2006 plan, no incentive payments could be made for less than 85% achievement of the Board-approved targets for both revenue and diluted EPS. Since this minimum threshold was not achieved, no incentive awards were earned by the Named Executive Officers for achievement of performance measures for the Fiscal 2006. We disclose the actual incentive awards of the Named Executive Officers paid in Fiscal 2006 for achievement of performance measures for the fiscal year ended December 31, 2005 in the Summary Compensation Table in the column “Bonus.”

Annual Cash Incentive Awards for 2007.  In February 2007, the Compensation Committee determined and approved specific financial and operational performance targets with respect to 2007 cash incentive compensation for the Named Executive Officers and certain other senior executives of our company. Each senior executive (including the NEOs) will be eligible to receive cash incentive compensation based upon our company’s actual performance for the fiscal year ending December 31, 2007 as compared to corporate targets set by the Compensation Committee for the fiscal year ending December 31, 2007. Cash incentive compensation will be paid in the event of specific levels of achievement of the following primary corporate financial targets (among other corporate targets):

•	Revenue;

•	Gross margin; and

•	EPS growth.

In the event that the specific levels of achievement of the corporate financial targets occur, each senior executive’s cash incentive will be weighted as follows:

•	Corporate financial targets (80%); and

•	Individual management objectives as established by the Compensation Committee (20%).

Based upon the cash incentive award plan established by the Compensation Committee, senior executives may receive cash incentive bonus awards ranging from 30% to 100% of their annual base salary if the corporate financial targets and the individual management objectives are 100% achieved. Pursuant to their employment agreements or arrangements, certain senior executives, including the Named Executive Officers and our President, are eligible to earn amounts up to 150% of their annual base salary if the corporate financial targets and the individual management objectives set by the Compensation Committee are substantially exceeded.

Long-Tem Incentives

As a part of our Compensation Philosophy, we focused our senior and executive management on long-term growth and total stockholder return as well as revenue, gross margin and EPS growth. Our objective is to have a combined grant value of stock options and restricted stock that is competitive within the broad middle range of peer company long-term incentive grant amounts. Stock options serve to ensure that all employees, and particularly senior and executive management, are properly focused on stockholder value. Stock options align management incentives with stockholders’ objectives because options have value only if the stock price increases over time. Ten-year options, granted at the market price on the date of grant, ensure that employees are focused on long-term growth. In addition, options help retain senior and executive management and other key employees because they typically vest in equal installments over a three to five year period and the recipient cannot realize the full economic benefit of the options unless the option holder stays employed by us for at least the full vesting period of the options. This vesting schedule also helps keep employees focused on long-term performance and not short-term gains. In determining the size of option grants, we consider job responsibility, individual potential for long-term contribution, individual performance results, peer group data, and the number of options previously granted.

Plans.  The Hypercom Corporation Long-Term Incentive Plan was last amended in 2001 (the “1997 Plan”) to allocate a total of 6,000,000 shares of common stock for issuance. The 1997 Plan authorizes issuance of “incentive stock options” (as defined by the Internal Revenue Code), non-qualified stock options, stock appreciation rights, restricted stock awards, performance share awards, dividend equivalent awards and other stock-based awards. Stock options issued under the 1997 Plan become exercisable over a period determined by the Board (generally over three to five years) and expire after a period determined by the Board. The Hypercom Corporation 2000 Broad-Based Stock Incentive Plan was amended in 2002 (the “2000 Plan”), to allocate 7,000,000 shares of common stock for issuance. The 2000 Plan authorizes the issuance of non-qualified stock options and restricted stock awards, the majority of which must be issued to employees of our company who are not officers or directors. Non-qualified stock options issued under the 2000 Plan become exercisable over a period determined by the Board (generally over three to five years), and expire after a period determined by the Board.

2006 Stock Option Grants.  In Fiscal 2006, we continued to utilize stock options for both executive officers and other key employees. To ensure that grants are linked to performance, we make our annual grants of options to executives following performance assessments to ensure appropriateness of each award consistent with current performance level. The number of options granted to any individual is also based upon individual performance, Compensation Bands, retention and other special factors. We disclose the stock option awards granted in Fiscal 2006 to our Named Executive Officers in the Summary Compensation Table in the column “Stock Options.”

2006 Restricted Stock Awards.  Traditionally, our principal form of equity compensation to our Named Executive Officers has consisted of stock options. We have in the past issued restricted stock to our CEO, CFO, as well as other executive officers and employees. Since the implementation of SFAS 123R, many public companies have begun issuing some form of restricted stock. We believe that one advantage to using restricted stock awards is that we can issue fewer shares when compared to stock option grants, which will be less dilutive to our stockholders. We have generally reserved restricted stock awards for the CEO or for special occasions, such as hiring of the CFO or other executive officers. Our Compensation Committee will continue to review the mix of our long-term incentive awards and issue restricted stock when it determines appropriate.

In 2005 and 2006, we granted restricted stock awards to each of our Named Executive Officers and certain other senior executives. These awards were scheduled to vest 50% on December 31, 2006 and 50% on December 31, 2007, based upon achievement of certain performance goals set by the Board in each of those years. The Board determined that the performance goals for Fiscal 2006 were not met, and therefore, the portion of the restricted stock awards scheduled to vest on December 31, 2006 did not vest at that time, but are eligible to vest on December 31, 2007 if the performance goals for the fiscal year ending December 31, 2007 are met, or sooner, in the event of a Change of Control Transaction (as defined below).

We disclose the restricted stock awards granted in Fiscal 2006 to our Named Executive Officers in the Summary Compensation Table in the column “Stock Awards.”

Severance and Change of Control Arrangements

We have entered into employment agreements or arrangements with each Named Executive Officer and certain other senior executives. Such agreements or arrangements set an initial base salary and possible target and maximum bonuses (expressed as a percentage of the executive’s base salary), which can be adjusted by the Board or Compensation Committee, as appropriate. In addition, the employment agreements with William Keiper, our CEO, and Philippe Tartavull, our President, include severance and change of control provisions. Thomas Liguori, our CFO, is employed pursuant to an offer letter which includes change of control provisions. O.B. Rawls, our Senior Vice President, International Sales, is employed pursuant to an offer letter which provides that he would receive a payment equal to six months of his base salary if he is terminated without cause. Additionally, Jonatan Schmidt, our Chief Scientist and Technology Officer, is employed pursuant to an offer letter which provides that he would receive a payment equal to six months of his base salary if he is terminated for any reason or no reason. For a detailed description of these arrangements and provisions, see “Executive Compensation — Narrative to Summary Compensation Table and Plan-Based Awards Table — Employment Agreements.”

Our 2000 Plan and Nonemployee Directors’ Plan provide that upon a “Change of Control,” as defined in such plan, all outstanding options and other awards under such plans shall become fully exercisable and all restrictions on outstanding awards shall lapse. In addition, participants in the plans may exercise their options prior to the occurrence of the event constituting the change of control. The 1997 Plan provides that upon a “Change of Control,” as defined, the Board of Directors may, in their sole discretion, cause all outstanding awards to become fully exercisable and all restrictions on outstanding awards to lapse. In addition, participants in the 1997 Plan may be allowed to exercise awards prior to the occurrence of the event otherwise terminating the awards, over such period as the Board may determine. The Board may also cause all outstanding awards to terminate, provided that the surviving or resulting corporation tenders substantially equivalent options to the participants.

New Severance and Retention Arrangements.  In February 2007, the Compensation Committee approved the following severance arrangements for all senior executives (including the NEOs): in the event of both (a) a change of control of our company and (b) either (i) the termination of a senior executive by our company other than for cause within 12 months after the close of a transaction constituting such change of control (a “Change of Control Transaction”); or (ii) the resignation of a senior executive within 12 months after a Change of Control Transaction because of a reduction in such senior executive’s position or a material change in such senior executive’s functions, duties or responsibilities (together (a) and (b)(i) or (b)(ii) a “Double Trigger”), then we will pay a severance to the senior executive in an amount equal to his annual base salary as of the closing of a Change of Control Transaction.

If a senior executive has an effective employment agreement or offer letter with our company that provides payments and/or other benefits to the senior executive in the event of a Double Trigger, the terms of such employment agreement or offer letter shall determine the payments and/or other benefits deliverable to such senior executive in such event.

The Compensation Committee also approved a relocation allowance that may be applicable to certain senior executives in the event of a Double Trigger and which provides that we will pay to the senior executive who has relocated in connection with his employment by our company the amount of (a) 100% of the senior executive’s base salary if the senior executive became an employee of our company less than 12 months prior to the date of the Double Trigger; (b) 75% of the senior executive’s base salary if the senior executive became an employee of our company 12 months or more but less than 18 months prior to the date of the Double Trigger; or (c) 50% of the senior executive’s base salary if the senior executive became an employee of our company 18 months or more but less than 24 months prior to the date of the Double Trigger. Any senior executive that has been an employee of our company for 24 months or more will not be eligible for a relocation allowance. At this time, such relocation allowance, if applicable, would apply only to Messrs. Liguori and Hudd at the 50% level.

Potential Acceleration of Options and Restricted Stock Awards.  In February 2007, the Compensation Committee also determined that: (a) all outstanding stock options under all of our stock option plans, to the extent not already vested, will vest upon the closing of a Change of Control Transaction; (b) all restricted stock awards under all of our stock option plans, to the extent not already unrestricted, will become unrestricted upon the closing of a Change of Control Transaction; and (c) all performance-based restricted stock awards under all of our stock plans, to the extent not already vested, will vest upon the closing of a Change of Control Transaction, and such awards will become unrestricted upon (i) a reduction in the holder’s position, or a material change in the holder’s functions, duties or responsibilities, (ii) termination of the holder by our company other than for cause, or (iii) January 1, 2008, whichever first occurs. In addition, we will make tax gross up payments relating solely to vesting of restricted stock awards, as applicable, upon the closing of a Change of Control Transaction.

We believe that our severance benefits and change of control arrangements are consistent with the principal objectives of our compensation programs. To the extent a Named Executive Officer’s agreement contains severance benefits or a change of control provision, such benefit is predicated upon the Named Executive Officer being terminated “without cause” or resigning “for good reason,” as such terms are defined in their agreements. In addition, our severance benefits are subject to the Named Executive Officer signing a general release and waiver and complying with certain restrictive covenants, including non-solicitation, confidentiality and non-disparagement agreements, and, in some cases, non-competition agreements, which serve the best interests of our company and its stockholders.

We believe that our management has played a crucial role in making us a successful company and it sends an important signal to the market and potential employees that we are willing to, in some cases, protect our management with some guaranteed compensation in the event of a termination after a Change of Control Transaction. In addition, management may be less reluctant to resist change of control transactions that are in the best interests of our stockholders if they have the added security that comes with such change of control arrangements. We believe that the cash and other components of these arrangements are consistent with the market in which we operate and are relatively minor when viewed in relation to the benefits that they provide to us and our stockholders and the overall value of our company.

Other Benefits and Perquisites

Our health care, insurance and other welfare and employee benefits are substantially the same for all our employees, including our Named Executive Officers. However, we provide an additional subsidy to the medical insurance benefits of those employees who earn less than $50,000 per year. We generally do not provide any ongoing material perquisites to our executive officers. We have a practice of limiting executive perquisites because we feel that it is consistent with our Compensation Philosophy, which emphasizes pay for performance. For instance, in Fiscal 2006, we discontinued housing and car allowances for senior and executive management to reduce compensation costs, except on a case by case basis. We did pay the reasonable lodging and transportation expenses incurred by Jonatan Schmidt, our Chief Scientist and Technology Officer, for purposes of commuting to our corporate headquarters from out of state, including tax gross up payments on such benefits. In addition, pursuant to the terms of Mr. Schmidt’s offer letter, we paid the COBRA premiums related to his previous medical insurance for a period of 18 months in lieu of his immediate participation in our medical plan. See “All Other Compensation Table” for more information.

In Fiscal 2006, we paid the relocation expenses of two newly hired employees, Thomas Liguori, our CFO, and Neil Hudd, our Senior Vice President, Global Product Development and Marketing, both of whom are Named Executive Officers. As part of the recruitment process for Messrs. Liguori and Hudd, the relocation packages we offered gave them each the option to have Hypercom purchase their home, rather than sell it themselves. Both executives elected to have Hypercom purchase their home and we contracted with a professional realty company specializing in home purchase services. These executives then executed sale agreements with such professional realty company in the first quarter of Fiscal 2006, with the purchase price determined by an appraisal process. The professional realty company then purchased the houses on our behalf and the executives received this purchase price. Thereafter, the costs to carry the house, any gain or loss on the sale of the houses, and the costs of sale were Hypercom’s. The total costs to us pursuant to the agreements were approximately $395,000 for Mr. Liguori’s house and $579,000 for Mr. Hudd’s house, which were paid to third parties. Our Board elected to bear these costs to successfully recruit the services of Messrs. Liguori and Hudd, and because the Board felt it was in the best interest of our company that such executives and their families relocate to our headquarters immediately, with as few distractions as possible, because during this period we were implementing new strategies and plans arising from our comprehensive business review in 2005. We do not believe that such relocation benefits will be a normal or continuing perquisite for executive officers. See “Relocation Expenses Table” for more information.

We describe the perquisites and other benefits paid in Fiscal 2006 to each of the Named Executive Officers in the Summary Compensation Table in the column “All Other Compensation” and related tables.

Impact of Taxation and Accounting Considerations on Executive Compensation

Our Compensation Committee attempts to establish executive officer compensation programs that will maximize our related income tax deductions to the extent that it determines such actions are consistent with our Compensation Philosophy and in the best interests of our stockholders. Our goal is to have most of the compensation paid to our CEO and our other Named Executive Officers qualify as performance-based and deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. Our compensation plans are structured so that most amounts paid under those plans will be fully deductible. However, some of the compensation that we pay may not be deductible. Under the Internal Revenue Code, we cannot take a tax deduction for compensation paid in excess of $1 million in any one year to our CEO and each of the Named Executive Officers. However, if we pay compensation that is “performance-based” under Section 162(m), we may receive a federal income tax deduction for the compensation even if these executives are paid more than $1 million during a single year. We do not use the tax deduction as a justification for awarding compensation in excess of $1 million. However, to the extent the awards do exceed $1 million, we generally believe it is in the stockholders’ best interests to award compensation that will qualify as “performance-based” in order to take advantage of the tax deduction.

While the tax impact of any compensation arrangement is one factor to be considered, our Compensation Committee evaluates such impact in light of our overall Compensation Philosophy, and, from time to time, the Compensation Committee may award compensation that is not fully deductible if the Compensation Committee determines that such award is consistent with our philosophy and in the best interests of our stockholders. Based upon our understanding of the regulations under Section 162(m), we believe that the full amount of compensation expense in Fiscal 2006 is deductible. However, any such deductibility will result in additional tax loss carryforwards that are not currently realizable and, therefore, there will be no current tax deduction for such compensation expenses.

The Compensation Committee and the Board also take into account other tax and accounting consequences of its total compensation program and weigh these factors when setting total compensation and determining the individual elements of an executive officer’s compensation package.

Other Matters Relating to Executive Compensation

Hedging Transactions.  We have a comprehensive insider trading policy, which, among other things, provides that insiders shall not engage in short sales of, purchase on margin, or buy or sell puts, calls or other derivatives of our securities because of the potential conflict of interest or the perceptions created and the resulting possible impact on the market. All employees are required to adhere to these special rules.

Equity Grants.  In February 2007, the Compensation Committee approved an equity award grant policy (the “Equity Grant Policy”). Under the Equity Grant Policy, equity awards under Hypercom’s employee equity compensation plans may be granted to two groups of recipients: (a) new employees, consultants and advisors (“New Hires”); and (b) existing employees, consultants and advisors (“Existing Employees”). Grants of equity awards to New Hires will be made on a monthly basis, on the 15th day of the month following the New Hire’s first day of employment, or if not a business day, the next succeeding business day. New Hire grants to executive officers must be approved by the Board or the Compensation Committee at a meeting of the Board or the committee. Grants of equity awards to Existing Employees may be made by the Board, the Compensation Committee or the CEO only during the 10-day period beginning on the date which is three business days after release of our company’s quarterly or annual earnings information, but not during a “blackout period,” as defined in our company’s insider trading policy.

Grants of equity awards made by the Board or the Compensation Committee will occur only at meetings of the Board or the committee (including telephonic meetings), and may not occur through action by written consent. The minutes of meetings at which grants of equity awards are made must include the date of the meeting, the date of the grant, the names of the grantees, the number of options or shares granted to each grantee, the vesting terms and the expiration date. Grants made by the CEO will be evidenced by a signed and dated CEO Equity Award Grant List containing the date of the grant, the names of the grantees, the number of options or shares granted to each grantee, the vesting terms and the expiration date.

The grant date of Equity Awards shall be: (a) in the case of New Hires, the 15th day of the month following the New Hire’s first day of employment; and (b) in the case of Existing Employees: (i) if approved at a meeting of the Board or the Compensation Committee, the date of such meeting, and (ii) if approved by the CEO, the date on which the CEO signs the CEO Equity Award Grant List. The exercise price (if applicable) for all equity awards will be the closing price of Hypercom’s common stock on the New York Stock Exchange on the grant date, or if not a business day, the next succeeding business day.

The Nonemployee Directors’ Plan is not covered under the Equity Grant Policy because it is treated as a “formula plan” within the meaning of Rule 16b-3, or any successor provision, promulgated pursuant to the Securities Exchange Act of 1934, amended (the “Exchange Act”). Prior to adoption of the Equity Grant Policy, our options and other grants were priced at market value on the date of grant (generally the date of Board or Compensation Committee approval).

Stock Ownership Guidelines.  Effective December 2005, the Compensation Committee recommended and the Board approved stock ownership guidelines for our directors. See “Executive Compensation — Compensation of Directors — Stock Ownership Guidelines” for a description of these guidelines. These guidelines are designed to encourage our directors to increase and maintain their equity stake in our company and thereby to more closely link their interests with those of our stockholders. Although no formal stock ownership guidelines have been established by the Board for executive officers, a policy has been discussed by the Compensation Committee and is expected to be considered for approval and recommendation to the Board in 2007.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee oversees our company’s compensation program on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based upon such review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Hypercom’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and its 2007 proxy statement. This report is provided by the following independent directors, who comprised the Compensation Committee at the time of the recommendation above:

COMPENSATION COMMITTEE

Norman Stout, Chairman
Daniel Diethelm
Phillip Riese

*	The Report of the Compensation Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Hypercom filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that Hypercom specifically incorporates such report by reference therein.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As discussed above, Philippe Tartavull served on the Board and the Compensation Committee in 2006 and qualified as an independent director during his tenure on the Board. Mr. Tartavull resigned from the Board and the Compensation Committee in January 2007 upon entering into an agreement with Hypercom to become employed by our company as its President. None of the current members of the Compensation Committee is or has been an employee of our company or any of its subsidiaries. During Fiscal 2006, none of our executive officers served on the boards of directors or the compensation committees of any entities whose directors or officers serve on our Board or Compensation Committee. Other than Mr. Tartavull, none of our current or our past executive officers served on the Compensation Committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides summary information about compensation expensed or accrued by our company during Fiscal 2006 for the Named Executive Officers.

In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all of our salaried employees, and except as set forth below, does not include perquisites and other personal benefits received by the Named Executive Officers that do not exceed, in the aggregate, $10,000.

Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal		Salary(1)	Bonus	Awards(2)	Awards(3)	Compensation	Earnings	Compensation(4)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

William Keiper	2006	400,000	79,234	448,495	388,926	—	—	456,223	1,772,878
Chief Executive Officer
Thomas Liguori	2006	300,000	—	147,857	192,402	—	—	467,261	1,107,520
SVP and Chief Financial Officer
Neil Hudd	2006	265,000	41,598	201,033	149,948	—	—	636,324	1,293,903
SVP, Global Product Development and Marketing
O.B. Rawls	2006	281,923	71,311	204,220	77,072	—	—	14,992	649,518
SVP, International Sales
Jonatan Schmidt	2006	275,000	—	128,613	156,045			97,083	656,741
Chief Scientist and Technology Officer

(1)	Reflects the amount of salary received by Mr. Rawls in Fiscal 2006. Mr. Rawls’ annualized salary for Fiscal 2006 was increased from $260,000 to $285,000 in February 2006.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to Fiscal 2006 for the fair value of restricted stock granted to the NEOs in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123R.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to Fiscal 2006 for the fair value of stock options granted to the NEOs in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123R.

(4)	See the All Other Compensation Table below for additional information.

The following table describes each component of the All Other Compensation column in the Summary Compensation Table:

All Other Compensation Table

	Relocation	Commuting
	Expenses(1)	Expenses(2)	Tax Payments(3)	Other Benefits(4)	Total
Name of Executive	($)	($)	($)	($)	($)

William Keiper	257,084	—	199,139	—	456,223
Thomas Liguori	467,261	—	—	—	467,261
Neil Hudd	636,324	—	—	—	636,324
O.B. Rawls	—	—	13,793	1,199	14,992
Jonatan Schmidt	—	80,883	—	16,200	97,083

(1)	This column reports the cost to our company of providing relocation benefits or reimbursement for relocation expenses. See the Relocation Expenses Table below for additional information.

(2)	This column reports the cost to our company of providing reimbursement for lodging and transportation expenses incurred by the NEO for purposes of commuting to our corporate headquarters from out of state, including taxes paid by our company on the “gross-up” of such benefits.

(3)	This column reports taxes paid by our company on the “gross-up” on grants of restricted stock awards that vested in Fiscal 2006.

(4)	This column reports the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the NEO. These other benefits include: (i) employer matching contributions to the NEO’s 401(k) savings account of up to 0.6% of eligible pay, subject to the limitations imposed under IRS rules; and (ii) COBRA premiums paid under the NEO’s previous medical plan.

Relocation Expenses Table

The following table describes each component of the Relocation Expenses column in the All Other Compensation Table:

	Detail of Relocation
	Expenses — 2006
	($)
Relocation Expenses:	Keiper	Liguori	Hudd

Family/household goods transport	19,267	18,350	125
Lodging, meals and transportation	4,708	4,309	11,065
House hunting	—	572	3,918
Temporary housing	22,597	—	—
Realtor commissions	100,000	—	—
Closing costs	—	24,930	19,231
Tax Gross-Up	110,512	23,957	23,416
Home purchase(1)	—	395,143	578,569

Total ($)	257,084	467,261	636,324

(1)	This category reports fees and other costs borne by Hypercom in connection with the home purchases for Messrs. Liguori and Hudd, as described further in “Compensation Discussion and Analysis” under the subheading “Other Benefits and Perquisites.”

Plan-Based Awards During 2006

The following table sets forth certain information with respect to grants of awards to the NEOs under our non-equity and equity incentive plans during Fiscal 2006.

Grants of Plan-Based Awards — 2006

								All	All
								Other	Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise	Date Fair
								Number of	Number of	or Base	Value of
		Estimated Future Payouts			Estimated Future Payouts			Shares of	Securities	Price of	Stock and
		Under Non-Equity Incentive Plan Awards			Under Equity Incentive Plan Awards			Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards(1)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

William Keiper	May 8, 2006	0	400,000	600,000	—	—	—	—	150,000	10.59	972,000
Chief Executive Officer
Thomas Liguori	May 8, 2006	0	300,000	450,000	—	—	—	—	25,000	10.59	162,000
SVP and Chief Financial Officer
Neil Hudd	March 6, 2006				—	—	—	17,432	—	—	130,740
SVP, Global Product	May 8, 2006	0	265,000	397,500	—	—	—	—	20,000	10.59	129,600
Development and Marketing
O.B. Rawls	May 8, 2006				—	—	—	—	30,000	10.59	194,400
SVP, International Sales	August 8, 2006	0	285,000	427,500	—	—	—	50,000	—	—	395,500
Jonatan Schmidt	May 8, 2006	0	275,000	412,500	—	—	—	—	20,000	10.59	129,600
Chief Scientist and Technology Officer

(1)	This column reports the grant date fair value for each equity award computed in accordance with SFAS 123R.

Narrative to Summary Compensation Table and Plan-Based Awards Table

Employment Agreements

William Keiper.  We employ William Keiper, our CEO, pursuant to an employment agreement (the “Employment Agreement”) that commenced on August 29, 2005 and terminates on August 28, 2010. Pursuant to the terms of the Employment Agreement, Mr. Keiper receives an annualized salary of $400,000. Mr. Keiper will be eligible for an annual bonus of up to 100% of his annual base salary if Hypercom achieves the annual performance goals that are set by the Board of Directors, and will be eligible to earn an annual bonus of up to 150% of his annual base salary if the corporate financial targets and the individual management objectives set by the Compensation Committee are substantially exceeded. Further, Mr. Keiper received: 50,000 shares of restricted common stock which vested immediately upon grant; 100,000 shares of restricted common stock, the vesting of which will be tied to the achievement of certain performance goals for fiscal year 2007 that will be determined by the Board of Directors, or sooner, in the event of a Change of Control Transaction; and, an option to purchase 100,000 shares of our common stock of which 25% of the grant vested immediately with the remaining 75% of the grant vesting over a period of 36 months from the effective date of the Employment Agreement. Mr. Keiper also participates in the benefit plans that are available to all Hypercom employees.

In the event that Mr. Keiper had been terminated without “cause” during the first twelve months of the Employment Agreement, he would have received an amount equal to two years of his base salary; after such period, he will receive an amount equal to one year of his base salary. Hypercom will pay Mr. Keiper’s COBRA payments for a period of 18 months in the event he is terminated without cause. The Employment Agreement also contains a change of control provision that states if Mr. Keiper resigns for good reason following a change of control, he will receive either (i) a payment equal to two years of his base salary if the change of control occurs within 36 months of the effective date of the Employment Agreement, or (ii) a payment of one year of his base salary if the change of control occurs after 36 months from the effective date of the Employment Agreement. Hypercom will pay Mr. Keiper’s COBRA payments for a period of 18 months if Mr. Keiper resigns for good reason following such change of control.

Thomas Liguori.  We employ Thomas Liguori, our Senior Vice President and CFO, pursuant to an offer of employment (the “Offer Letter”), which became effective on October 31, 2005. Under the terms of the Offer Letter, Mr. Liguori receives an annualized salary of $300,000. Mr. Liguori will be eligible for an annual bonus of up to 100% of his annual base salary if Hypercom achieves the annual performance goals that are set by the Board of Directors, and will be eligible to earn an annual bonus of up to 150% of his annual base salary if the corporate financial targets and the individual management objectives set by the Compensation Committee are substantially exceeded. He also received 50,000 shares of restricted common stock, the vesting of which will be tied to the achievement of certain performance goals for fiscal year 2007 that will be determined by the Board of Directors, or sooner, in the event of a Change of Control Transaction. Mr. Liguori also received an option to purchase 100,000 shares of our common stock, which will vest in equal installments over three years. Pursuant to the terms of the Offer Letter, Mr. Liguori also received relocation assistance. The Offer Letter also contains a change of control provision that states if a change of control occurs within 36 months of the effective date of Mr. Liguori’s employment and Mr. Liguori resigns for good reason following a change of control, he will receive a payment equal to one year’s base salary and Hypercom will pay Mr. Liguori’s COBRA payments for 18 months. If the change of control occurs after 36 months of the effective date of Mr. Liguori’s employment, he will receive a payment equal to 6 months of his base salary and Hypercom will pay Mr. Liguori’s COBRA payments for 18 months.

Other Named Executive Officers and Senior Executives.  The Named Executive Officers other than our CEO and CFO — Neil Hudd, our Senior Vice President, Global Product Development and Marketing, O.B. Rawls, our Senior Vice President, International Sales, and Jonatan Schmidt, our Chief Scientist and Technology Officer — are each employed pursuant to an offer letter that sets an initial base salary and, with the exception of Mr. Rawls’ offer letter, possible target and maximum bonuses (expressed as a percentage of the executive’s base salary), which can be adjusted by the Board or Compensation Committee, as appropriate. We also employ John Andrews, our Senior Vice President, Global Customer Service, pursuant to an offer letter that sets an initial base salary and possible target and maximum bonuses.

Although Mr. Rawls’ offer letter does not specify targeted bonus amounts, pursuant to the plan established by the Compensation Committee for senior executives, he will be eligible for an annual bonus of up to 100% of his annual base salary if Hypercom achieves the annual performance goals that are set by the Board of Directors, and will be eligible to earn an annual bonus of up to 150% of his annual base salary if the corporate financial targets and the individual management objectives set by the Compensation Committee are substantially exceeded.

Additionally, Mr. Rawls’ offer letter provides that he will receive a payment equal to six months of his base salary if he is terminated without cause and Mr. Schmidt’s offer letter provides that he will receive a payment equal to six months of his base salary if he is terminated for any reason or no reason.

Philippe Tartavull.  On January 16, 2007, we entered into a three year employment agreement covering the appointment of Philippe Tartavull as our President, with a term commencing on February 6, 2007 and expiring on February 5, 2010. Pursuant to the terms of such agreement, Mr. Tartavull will receive an annual base salary of $350,000. Mr. Tartavull will be eligible for an annual bonus of up to 100% of his annual base salary if Hypercom achieves the annual performance goals that are set by the Board of Directors, and will be eligible to earn an annual bonus of up to 150% of his annual base salary if the corporate financial targets and the individual management objectives set by the Compensation Committee are substantially exceeded. Further, Mr. Tartavull received 35,000 shares of restricted common stock which vested immediately upon grant; 50,000 shares of restricted common stock, the vesting of which will be tied to the achievement of certain performance goals for fiscal years 2007 and 2008 that will be determined by the Board of Directors, or sooner, in the event of a Change of Control

Transaction; and, an option to purchase 100,000 shares of our common stock of which 33.33% of the award vests after one year from the date of grant and the remaining 66.67% of the award vests equally over a period of 24 months thereafter. Mr. Tartavull also participates in the benefit plans that are available to all Hypercom employees.

In the event that Mr. Tartavull is terminated without “cause” during the first twelve months of the employment agreement, he will receive an amount equal to one and one-half years of his base salary; after such period, he will receive an amount equal to one year of his base salary. Hypercom will pay Mr. Tartavull’s COBRA payments for a period of 12 months in the event he is terminated without cause. The employment agreement also contains a change of control provision that states that if Mr. Tartavull resigns for good reason following a change of control, he will receive a payment of one and one-half years of his base salary if the change of control occurs within 36 months of the effective date of his employment agreement, or (ii) a payment of one year of his base salary if the change of control occurs after 36 months from the effective date of his employment agreement. Hypercom will pay Mr. Tartavull’s COBRA payments for a period of 18 months if Mr. Tartavull resigns for good reason following such change of control.

Awards

During Fiscal 2006, the Compensation Committee granted stock options to each of the Named Executive Officers under both our 1997 Plan and our 2000 Plan. These options vest one third on each of the first, second and third anniversary of the grant date. Mr. Rawls was also granted restricted stock in Fiscal 2006, which is eligible to vest only if our company meets certain performance goals set by the Board for fiscal 2007, or sooner, in the event of a Change of Control Transaction. Finally, as part of his relocation package, Mr. Hudd was granted restricted stock in Fiscal 2006 that fully vests on August 31, 2007.

Salary and Bonus in Proportion to Total Compensation

We believe our key stakeholders, including stockholders and employees, are best served by having our executive officers focused and rewarded based upon the long-term results of our company. In addition to stock options, we have awarded approximately 1.0% of the outstanding stock of our company in the form of restricted shares to our executive officers. A substantial majority of the restricted stock awards are performance based, which means our company must meet certain performance goals for such awards to fully vest other than in a Change of Control Transaction. Please see “Compensation Discussion and Analysis” beginning on page 9 of this proxy statement for a description of the objectives of our compensation program and overall compensation philosophy.

Fiscal Year-End Holdings of Equity-Based Awards

The following table sets forth certain information regarding equity-based awards held by each of the NEOs as of December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End — 2006

							Stock Awards(2)
										Equity
		Option Awards(1)							Equity	Incentive
				Equity					Incentive	Plan Awards:
				Incentive					Plan Awards:	Market or
				Plan Awards:				Market	Number of	Payout Value
		Number of	Number of	Number of			Number of	Value of	Unearned	of Unearned
		Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
		Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
		Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
		Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Grant	(#)	(#)	Options	Price	Expiration	Vested(3)	Vested(4)	Vested	Vested
Name	Date	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)

William Keiper	4/18/2000	6,250	0	—	12.44	4/18/2010			—	—
Chief Executive	2/1/2001	6,250	0		5.96	2/1/2011
Officer	2/19/2002	6,250	0		7.15	2/19/2012
	2/12/2003	6,250	0		3.52	2/12/2013
	2/10/2004	6,250	0		6.57	2/10/2014
	3/18/2005	6,250	0		4.78	3/18/2015
	8/29/2005	58,333	41,667		6.25	8/29/2015	100,000	635,000
	5/8/2006	0	150,000		10.59	5/8/2016
Thomas Liguori	11/14/2005	33,333	66,667	—	$6.90	11/14/2015	50,000	317,500	—	—
SVP and Chief	5/8/2006	0	25,000		$10.59	5/8/2016
Financial Officer
Neil Hudd	9/19/2005	33,333	66,667	—	$6.45	9/19/2015			—	—
SVP, Global Product	10/10/2005						50,000	317,500
Development and	3/6/2006						17,432	110,122
Marketing	5/8/2006	0	20,000		$10.59	5/8/2016
O.B. Rawls	9/1/2000	30,000	0	—	$11.125	9/1/2010			—	—
SVP, International	2/14/2001	133,850	0		$3.50	2/14/2011
Sales	5/8/2006	0	30,000		$10.59	5/8/2016
	8/8/2006						50,000	317,500
Jonatan Schmidt	10/24/2005	33,333	66,667	—	$6.04	10/24/2015	50,000	317,500	—	—
Chief Scientist and	5/8/2006	0	20,000		$10.59	5/8/2016
Technology Officer

(1)	See Option Awards Vesting Schedule table below for details regarding the vesting schedule for outstanding option grants.

(2)	See Stock Awards Vesting Schedule table below for details regarding the vesting schedule for outstanding restricted stock awards.

(3)	This column represents outstanding awards of restricted stock. We describe these restricted stock awards in more detail in “Compensation Discussion and Analysis” under the subheading “2006 Restricted Stock Awards.”

(4)	The amount in this column is calculated by multiplying the closing market price of our common stock at the end of Fiscal 2006 ($6.35 per share as of December 29, 2006, the last trading day of Fiscal 2006) by the number of shares of restricted stock listed for the specified NEO.

Option Awards Vesting Schedule

Grant Date	Vesting Schedule

4/18/2000	100% vests in one year
9/1/2000	33% vests each year for three years from the date of grant
2/1/2001	100% vests in one year
2/19/2002	100% vests in one year
2/12/2003	100% vests in one year
2/10/2004	100% vests in one year
3/18/2005	100% vests in one year
8/29/2005	25% vests immediately upon grant; remaining 75% vests in equal monthly installments over 3 years
9/19/2005	33% vests each year for three years from the date of grant
10/24/2005	33% vests each year for three years from the date of grant
11/14/2005	33% vests each year for three years from the date of grant
5/8/2006	33% vests each year for three years from the date of grant

Stock Awards Vesting Schedule

Grant Date	Vesting Schedule

8/29/2005	100% vests upon achievement of 2007 performance goals
10/10/2005	100% vests upon achievement of 2007 performance goals
10/24/2005	100% vests upon achievement of 2007 performance goals
11/14/2005	100% vests upon achievement of 2007 performance goals
3/6/2006	100% on 8/31/2007
8/8/2006	100% vests upon achievement of 2007 performance goals

Option Exercises and Vesting of Stock-Based Awards During Fiscal 2006

The following table sets forth certain information regarding exercises of options and vesting of restricted stock held by the NEOs during Fiscal 2006.

Option Exercises and Stock Vested — 2006

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting(1)
Name	(#)	($)	(#)	($)

William Keiper	—	—	50,000	447,000
Chief Executive Officer
Thomas Liguori	—	—	—	—
SVP and Chief Financial Officer
Neil Hudd	—	—	—	—
SVP, Global Product Development and Marketing
O.B. Rawls	—	—	2,000	18,700
SVP, International Sales
Jonatan Schmidt	—	—	—	—
Chief Scientist and Technology Officer

(1)	The amount in this column is calculated by multiplying the closing market price of our common stock on the applicable vesting date by the number of shares of restricted stock listed for the specified NEO.

Potential Payments upon Termination or Change of Control

As noted in this proxy statement under the heading “Executive Compensation — Narrative to Summary Compensation Table and Plan-Based Awards Table — Employment Agreements,” we have entered into an Employment Agreement (as defined above) with our CEO, William Keiper, and an Offer Letter (as defined above) with our CFO, Thomas Liguori. In addition, O.B. Rawls, our Senior Vice President, International Sales, and Jonatan Schmidt, our Chief Scientist and Technology Officer, are each employed pursuant to an offer letter that contains provisions concerning their termination. These agreements provide for payments of certain benefits, as described in the tables below, upon the termination of the specified NEO. The NEO’s rights upon termination of his employment depend upon the circumstance of the termination.

Central to an understanding of the rights of each NEO under the agreements is an understanding of the definitions of “cause” and “good reason” that are used in those agreements. For purposes of the Employment Agreement with Mr. Keiper, we have “cause” to terminate Mr. Keiper if he has engaged in any of a list of specified activities, including refusing to perform duties consistent with the scope and nature of his position, committing an act materially detrimental to the financial condition and/or goodwill of us or our subsidiaries, commission of a felony or other actions specified in the definition. For purposes of both the Employment Agreement with Mr. Keiper and the Offer Letter with Mr. Liguori, the NEO is said to have “good reason” to terminate his employment upon a change of control and thereby gain access to the benefits described below if we assign the NEO duties that are materially inconsistent with their respective position, reduce the NEO’s compensation, call for relocation, or take certain other actions specified in the definition.

Both the Employment Agreement with Mr. Keiper and the Offer Letter with Mr. Liguori require, as a precondition to the receipt of any post-termination payments thereunder, that the NEO sign a standard form of release in which he waives all claims that he might have against us and certain associated individuals and entities. They also include confidentiality and non-disclosure provisions that would apply for a period of three years following the NEO’s termination of employment and, in the case of the Employment Agreement, non-disparagement provisions that would apply for an unlimited period of time following Mr. Keiper’s termination of employment. The Offer Letter includes non-competition provisions that would apply for a period of one year following Mr. Liguori’s termination of employment.

The agreements for Messrs. Keiper, Liguori, Rawls and Schmidt specify the payment to each individual in one or more of the following situations:

•	Involuntary termination without cause or resignation with good reason;

•	Death;

•	Disability; and

•	Without cause or with good reason after change of control.

In the event of an involuntary termination without cause, Mr. Keiper will receive one year’s base salary, and Hypercom will pay his COBRA payments for 18 months. In addition, any unvested options shall become vested and exercisable, and any restricted stock shall become vested. In the event Mr. Rawls is terminated without cause, he would receive a payment equal to six months of his base salary. In the event Mr. Schmidt is terminated for any reason or no reason, he would receive a payment equal to six months of his base salary.

In the event of death, Mr. Keiper will receive no additional payment, but any unvested restricted stock shall become vested and pass to Mr. Keiper’s estate or beneficiary. In the event of disability, Mr. Keiper will receive no additional payment. Hypercom will pay Mr. Keiper’s COBRA payments for 18 months to his estate or to him, as the case may be, in the event of his death or disability.

The Employment Agreement and Offer Letter also contain change of control provisions that state if a change of control occurs within 36 months of the respective date of hire and the NEO resigns for good reason following a change of control, he will receive, in the case of Mr. Keiper, a payment equal to two year’s base salary, and, in the case of Mr. Liguori, a payment equal to one year’s base salary. If the change of control occurs after 36 months of the respective date of hire and the NEO resigns for good reason following a change of control, he will receive, in the case of Mr. Keiper, a payment equal to one year’s base salary, and, in the case of Mr. Liguori, a payment equal to six month’s base salary. Hypercom will pay the NEO’s COBRA payments for 18 months following resignation for good reason upon a change of control. In addition, all unvested options shall become vested and exercisable and any restricted stock shall fully vest.

Our 2000 Plan and Nonemployee Directors’ Plan provide that upon a “Change of Control,” as defined in such plan, all outstanding options and other awards under such plans shall become fully exercisable and all restrictions on outstanding awards shall lapse. In addition, participants in the plans may exercise their options prior to the occurrence of the event constituting the change of control. The 1997 Plan provides that upon a “Change of Control,” as defined, the Board of Directors may, in their sole discretion, cause all outstanding awards to become fully exercisable and all restrictions on outstanding awards to lapse, which the Board approved in February 2007. In addition, participants in the 1997 Plan may be allowed to exercise awards prior to the occurrence of the event otherwise terminating the awards, over such period as the Board may determine. The Board may also cause all outstanding awards to terminate, provided that the surviving or resulting corporation tenders substantially equivalent options to the participants.

The tables below illustrate the payouts to each applicable NEO under each of the various separation situations. The tables assume that the terminations took place on December 31, 2006.

Name of Participant: William Keiper

				Resignation
				for Good
				Reason
				Following
	Involuntary Termination			Change of
	Without Cause	Death	Disability	Control
	($)	($)	($)	($)

Severance	400,000	—	—	800,000
Stock Options	39,938	—	—	39,938
Restricted Stock	635,000	635,000	—	635,000
COBRA Benefits	21,494	21,494	21,494	21,494

Total ($)	1,096,432	656,494	21,494	1,496,432

Name of Participant: Thomas Liguori

				Resignation
				for Good
				Reason
				Following
	Involuntary Termination			Change of
	Without Cause	Death	Disability	Control
	($)	($)	($)	($)

Severance	—	—	—	300,000
Stock Options	—	—	—	—
Restricted Stock	—	—	—	317,500
COBRA Benefits	—	—	—	19,003

Total ($)	—	—	—	636,503

Name of Participant: O.B. Rawls

Resignation
for Good
Reason
Following
	Involuntary Termination			Change of
	Without Cause	Death	Disability	Control
	($)	($)	($)	($)

Severance	142,500	—	—	—
Stock Options	—	—	—	—
Restricted Stock	—	—	—	—
COBRA Benefits	—	—	—	—

Total ($)	142,500	—	—	—

Name of Participant: Jonatan Schmidt

Resignation
for Good
Reason
Following
	Involuntary Termination			Change of
	Without Cause	Death	Disability	Control
	($)	($)	($)	($)

Severance	137,500	137,500	137,500	137,500
Stock Options	—	—	—	—
Restricted Stock	—	—	—	—
COBRA Benefits	—	—	—	—

Total ($)	137,500	137,500	137,500	137,500

Compensation of Directors

Annual retainer and meeting fees.  Non-employee directors are each paid an annual retainer of $30,000, payable $7,500 per each quarter of service as a non-employee director. This retainer includes attending one scheduled Board meeting and the related scheduled committee meetings held in connection with such Board meeting for such quarter; plus $1,250 for each additional Board meeting attended in person or by telephone during such quarter; plus $500 for each additional committee meeting attended in person or by telephone and not held in connection with a Board meeting during such quarter. A non-employee director that serves as Board Chairman or Lead Director receives an additional $50,000 per year, payable $12,500 per quarter. The Audit Committee Chairman receives an additional $30,000 per year, payable $7,500 per quarter. The Compensation Committee and the Nominating/Corporate Governance Committee Chairmen each receive an additional $10,000 per year, payable $2,500 per quarter.

Options.  Under the current Nonemployee Directors’ Plan, each newly elected non-employee director receives an option to purchase 15,000 shares of our common stock. Each non-employee director also receives an option to purchase 15,000 shares of common stock each year following Hypercom’s annual earnings release, which typically occurs in early March. These options vest and become exercisable one year after date of grant, permitting the holder to purchase shares at their fair market value on the date of grant. Unless earlier terminated, forfeited or surrendered pursuant to the Nonemployee Directors’ Plan, each option granted expires on the tenth anniversary date of the grant.

Expenses.  Each non-employee director is also reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings.

Stock Ownership Guidelines.  Effective December 31, 2005, pursuant to Board resolution, each member of the Board must own shares of our common stock having a value of at least $15,000, based upon the market price of such shares on the date acquired, plus any increase in the basis thereof. Each new Board member joining the Board must comply with this policy no later than two years after the date on which they become a Board member.

Employee directors do not receive additional compensation for service on the Board or its committees. Employee directors also are not eligible to participate in the Nonemployee Directors’ Plan, but are eligible to participate in our other incentive stock plans.

The following table sets forth the compensation paid to our non-employee directors for their service in Fiscal 2006 (amounts in dollars).

Director Compensation — 2006

						Change in
						Pension
						Value and
	Fees Earned				Non-Equity	Nonqualified
	or Paid in	Stock	Option		Incentive Plan	Deferred	All Other
	Cash(1)	Awards	Awards(2)		Compensation	Compensation	Compensation	Total
Name	($)	($)	($)		($)	Earnings	($)	($)

Daniel Diethelm	120,500	—	215,103	(3)	—	—	—	335,603
Todd S. Nelson	20,000	—	63,336	(4)	—	—	—	83,336
Phillip Riese	49,778	—	215,103	(5)	—	—	—	264,881
Norman Stout	51,972	—	215,103	(6)	—	—	—	267,075
Philippe Tartavull	31,250	—	63,336	(7)	—	—	—	94,586

(1)	This column reports the amount of cash compensation earned in Fiscal 2006 for Board and committee service. Mr. Nelson began his tenure as a non-employee director in April 2006 and subsequently resigned from the Board of Directors in October 2006. Mr. Tartavull began his tenure as a non-employee director in April 2006 and subsequently resigned from the Board of Directors in January 2007 upon entering into an agreement with Hypercom to become employed by our company as its President.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to Fiscal 2006 for the fair value of stock options granted to the directors in accordance with SFAS 123R. See Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123R.

(3)	Includes (a) an option grant for 50,000 shares on March 6, 2006 with a grant date fair value of $245,000 computed in accordance with SFAS 123R, and (b) an option grant for 15,000 shares on March 6, 2006 with a grant date fair value of $73,500 computed in accordance with SFAS 123R.

(4)	Includes an option grant for 15,000 shares on April 3, 2006 with a grant date fair value of $84,900 computed in accordance with SFAS 123R.

(5)	Includes (a) an option grant for 50,000 shares on March 6, 2006 with a grant date fair value of $245,000 computed in accordance with SFAS 123R, and (b) an option grant for 15,000 shares on March 6, 2006 with a grant date fair value of $73,500 computed in accordance with SFAS 123R.

(6)	Includes (a) an option grant for 50,000 shares on March 6, 2006 with a grant date fair value of $245,000 computed in accordance with SFAS 123R, and (b) an option grant for 15,000 shares on March 6, 2006 with a grant date fair value of $73,500 computed in accordance with SFAS 123R.

(7)	Includes an option grant for 15,000 shares on April 3, 2006 with a grant date fair value of $84,900 computed in accordance with SFAS 123R.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To our knowledge as derived from filings with the SEC and other public information, the following table sets forth, as of March 30, 2007, the number and percentage of outstanding shares of our common stock beneficially owned by each person known to beneficially own more than 5% of such stock, by each director, director nominee and Named Executive Officer of Hypercom, and by all directors and executive officers of Hypercom as a group. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the stock listed.

	Shares
	Beneficially	Percentage
Name and Address of Beneficial Owner(1)	Owned	Owned

William Keiper(2)	370,000	*
Thomas Liguori(3)	103,925	*
Neil Hudd(4)	108,093	*
O.B. Rawls(5)	231,230	*
Jonatan Schmidt(6)	91,491	*
Daniel D. Diethelm(7)	93,750	*
Phillip J. Riese(8)	87,500	*
Norman Stout(9)	83,750	*
FMR Corp.(10)	7,962,004	15.0%
Perry Corp.(11)	3,243,459	6.1%
Wells Fargo & Company(12)	2,955,680	5.6%
Dimensional Fund Advisors LP(13)	2,841,775	5.4%
Dreman Value Management, LLC(14)	2,807,000	5.3%
RLR Capital Partners, LP(15)	2,709,745	5.1%
All directors and executive officers as a group (13 persons)(16)	1,121,406	2.1%

*	Represents less than 1% of our outstanding common stock.

(1)	This information regarding beneficial ownership of our common stock by certain beneficial owners and management of Hypercom is as of March 30, 2007. A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through exercise of any option, warrant, or right. Shares of common stock subject to options, warrants, or rights currently exercisable or exercisable within 60 days are deemed outstanding for the purpose of computing the percentage of the person holding such options, warrants, or rights, but are not deemed outstanding for computing the percentage of any other person. The amounts and percentages are based upon 53,061,798 shares of common stock outstanding as of March 30, 2007. Unless otherwise noted, the persons named in the table, to our knowledge, have sole voting and sole dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder. Unless otherwise noted, the address of each of the listed stockholders is 2851 West Kathleen Road, Phoenix, Arizona 85053.

(2)	Includes options to purchase 150,000 shares of our common stock and 100,000 shares of restricted common stock whose vesting is subject to the achievement of performance goals for 2007 (if such performance goals are not achieved these shares of restricted stock are subject to forfeiture).

(3)	Includes options to purchase 16,667 shares of our common stock and 25,000 shares of restricted common stock whose vesting is subject to the achievement of performance goals for 2007 (if such performance goals are not achieved these shares of restricted stock are subject to forfeiture).

(4)	Includes options to purchase 40,000 shares of our common stock; 50,000 shares of restricted common stock whose vesting is subject to the achievement of performance goals for 2007 (if such performance goals are not achieved these shares of restricted stock are subject to forfeiture); 17,432 shares of restricted common stock that vests on August 31, 2007; and 661 shares purchased under our company’s 1997 Employee Stock Purchase Plan (the “ESPP”).

(5)	Includes options to purchase 173,850 shares of our common stock; 50,000 shares of restricted common stock whose vesting is subject to the achievement of performance goals for 2007 (if such performance goals are not achieved these shares of restricted stock are subject to forfeiture); and 5,380 shares purchased under the ESPP.

(6)	Includes options to purchase 40,000 shares of our common stock; 50,000 shares of restricted common stock whose vesting is subject to the achievement of performance goals for 2007 (if such performance goals are not achieved these shares of restricted stock are subject to forfeiture); and 1,491 shares purchased under the ESPP.

(7)	Includes options to purchase 83,750 shares of our common stock.

(8)	Includes options to purchase 77,500 shares of our common stock.

(9)	Includes options to purchase 79,750 shares of our common stock.

(10)	Based upon information set forth in a Schedule 13G/A filed with the SEC on February 14, 2007, by FMR Corp. and certain related entities, reporting sole power to vote or direct the vote over 1,070,381 shares and sole power to dispose or direct the disposition of 7,962,004 shares. The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

(11)	Based upon information set forth in a Schedule 13G/A filed with the SEC on February 12, 2007, by Perry Corp., reporting that Richard C. Perry has the sole power to vote or direct the vote over and sole power to dispose or direct the disposition of 3,243,459 shares. The address of Perry Corp. is 767 Fifth Avenue, New York, NY 10153.

(12)	Based upon information set forth in a Schedule 13G/A filed with the SEC on February 7, 2006, by Wells Fargo & Company and certain related entities, reporting sole power to vote or direct the vote over 2,860,200 shares, sole power to dispose or direct the disposition of 2,361,000 shares, and shared power to dispose or direct the disposition of 1,680 shares. The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94104.

(13)	Based upon information set forth in a Schedule 13G/A filed with the SEC on February 9, 2007, by Dimensional Fund Advisors LP and certain related entities, reporting sole power to vote or direct the vote over and sole power to dispose or direct the disposition of 2,841,775 shares. The address of Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, CA 90401.

(14)	Based upon information set forth in a Schedule 13G/A filed with the SEC on February 14, 2007, by Dreman Value Management, LLC, reporting sole power to vote or direct the vote over and sole power to dispose or direct the disposition of 2,807,000 shares. The address of Dreman Value Management, LLC is Harborside Financial Center, Plaza 10, Suite 800, Jersey City, NJ 07311.

(15)	Based upon information set forth in a Schedule 13D filed with the SEC on March 16, 2007, by RLR Capital Partners, LP, reporting that Robert L. Rosen and RLR Capital Partners, LP have shared power to vote or direct the vote over and shared power to dispose or direct the disposition of 2,709,745 shares. The address of RLR Capital Partners, LP is 152 West 57th Street, 21st Floor, New York, NY 10019.

(16)	Includes options to purchase 1,083,783 shares of our common stock held by our Named Executive Officers, directors and other members of Hypercom’s executive management.

EQUITY COMPENSATION PLAN INFORMATION AS OF FISCAL YEAR-END

We maintain the 1997 Plan, the 2000 Plan, and the Nonemployee Directors’ Plan pursuant to which we may grant equity awards to eligible persons. We also maintain the ESPP pursuant to which eligible employees can purchase shares of Hypercom common stock.

The following table gives information as of December 31, 2006, regarding equity awards under the 1997 Plan, the 2000 Plan, the Nonemployee Director’s Plan, and the ESPP.

Equity Compensation Plan Information

				Number of securities remaining
	Number of securities to			available for future issuance
	be issued upon exercise		Weighted-average exercise	under equity compensation plans
	of outstanding options,		price of outstanding options,	(excluding securities reflected in
	warrants and rights		warrants and rights	column (a))
Plan category	(a)		(b)	(c)

Equity compensation plans approved by security holders	2,253,744	(1)	$9.39	2,756,413	(2)
Equity compensation plans not approved by security holders	1,472,898	(3)	$5.96	1,484,670

Total	3,726,642		$8.04	4,241,083

(1)	Issuable under the 1997 Plan and the Nonemployee Directors’ Plan.

(2)	Includes 110,379 shares available for purchase under the ESPP.

(3)	Issuable under the 2000 Plan.

See Note 15 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2006 for a description of the 2000 Plan, which, at the time of adoption, did not require stockholder approval and has not subsequently been approved by our stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our company has established policies and other procedures regarding approval of transactions between our company and any employee, officer, director, and certain of their family members and other related persons, including those required to be reported under Item 404 of Regulation S-K. These policies and procedures are not currently in writing, but are evidenced by long standing principles adhered to by our Board. It is expected that the Board will adopt a written policy regarding related party transactions in the first half of 2007. Under these policies, a majority of the disinterested members of the Board (excluding directors who are employees of our company) must approve any transaction between our company and any related party. We enter into such transactions only on terms that we believe are at least as favorable to our company as those that we could obtain from an unrelated third party. We did not enter into any such related transactions in Fiscal 2006.

AUDIT COMMITTEE REPORT*

The Audit Committee oversees Hypercom’s financial reporting process on behalf of its Board of Directors. Management has the primary responsibility for the preparation, presentation and integrity of Hypercom’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the annual report. As part of its review, the Audit Committee discussed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, and not just the acceptability, of Hypercom’s accounting principles and such other matters as are required to be discussed with the Audit Committee under accounting principles generally accepted in the United States. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and Hypercom. As part of that review, the Audit Committee received the written disclosures and letter required by the Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their audits and quarterly reviews. The Audit Committee meets in person on a quarterly basis with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Hypercom’s internal controls, and the overall quality of its financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K, as amended, for the year ended December 31, 2006 for filing with the SEC.

AUDIT COMMITTEE

Daniel Diethelm, Chairman
Phillip Riese
Norman Stout

*	The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Hypercom filing under the Securities Act or the Exchange Act, except to the extent that Hypercom specifically incorporates such report by reference therein.

INDEPENDENT AUDITOR

Representatives of Ernst & Young LLP (“Ernst & Young”), Hypercom’s independent registered public accounting firm for Fiscal 2006, are expected to be present at the annual meeting, will have the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions from stockholders. The Audit Committee has not yet completed its selection of the independent registered public accounting firm for the fiscal year ending December 31, 2007.

The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young, as well as the fees charged by Ernst & Young for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditors’ independence. For additional information concerning the Audit Committee and its activities with Ernst & Young, see “Audit Committee Report.”

Fees Paid to Ernst & Young LLP

The following table shows the fees that were billed for the audit, audit-related, tax and other services provided by Ernst & Young for fiscal years 2006 and 2005.

	2006	2005

Audit Fees	$1,805,000	$2,988,000
Audit-Related Fees	30,000	34,000
Tax Fees	42,000	—
All Other Fees	54,000	—

Total	$1,931,000	$3,022,000

Audit Fees.  This category includes the audit of our annual financial statements, the audit of management’s assessment of our internal control over financial reporting and Ernst & Young’s own audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, and statutory audits required by non-U.S. jurisdictions.

Audit-Related Fees.  This category includes fees associated with employee benefit plan audits and attestation services that are not required by statute or regulation.

Tax Fees.  This category includes fees associated with tax return preparation, tax advice and tax planning. There were no such tax fees in 2005.

All Other Fees.  This category includes fees for support and advisory services that are not audit, audit-related or tax services. There were no such other fees in 2005.

Audit Committee Pre-Approval of Audit and Non-Audit Services.  As part of its responsibility for oversight of the independent registered public accountants, the Audit Committee has established a pre-approval policy for engaging audit and permitted non-audit services provided by our independent registered public accountants, Ernst & Young. In accordance with this policy, each type of audit, audit-related, tax and other permitted service to be provided by the independent auditors is specifically described and each such service, together with a fee level or budgeted amount for such service, is pre-approved annually by the Audit Committee. The Audit Committee has delegated pre-approval authority to its Chairman to pre-approve additional non-audit services (provided such services are not prohibited by applicable law) up to a pre-established aggregate dollar limit. All services pre-approved by the Chairman of the Audit Committee must be presented at the next Audit Committee meeting for their review and ratification. All of the services provided by Ernst & Young described above under the captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were approved by our Audit Committee.

ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in the 2008 Proxy Statement

Any stockholder satisfying the SEC requirements and wishing to submit a proposal to be included in our proxy statement for the 2008 Annual Meeting of Stockholders should submit the proposal in writing to our Corporate Secretary, 2851 West Kathleen Road, Phoenix, Arizona 85053. Generally, under SEC rules such notice would have to be received by December 25, 2007 in order to be considered for inclusion in the proxy statement.

Proposals to be presented at the Annual Meeting that are not intended for inclusion in the proxy statement must be submitted in accordance with applicable advance notice provisions of our bylaws. Generally, our bylaws provide that a stockholder may sponsor a proposal to be considered at the annual meeting if written notice of such proposal is timely received by our Secretary. Generally, a notice is timely given if received by our Corporate Secretary not less than 90 days or more than 120 days before the anniversary date of the immediately preceding annual meeting.

If we do not receive notice of any proposal within the time frame specified by our applicable advance notice provisions of our bylaws, our management will use its discretionary authority to vote the shares it represents as the Board may recommend.

Director Nominations or Other Business for Presentation at the 2008 Annual Meeting

Subject to advance notice provisions contained in our bylaws, a stockholder of record may propose the nomination of someone for election as a Director by timely written notice to our Secretary. Generally, a notice is timely given if received by our Secretary not less than 90 or more than 120 days before the anniversary date of the immediately preceding annual meeting. The notice must set forth:

•	The name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•	A representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting (including the number of shares of stock of the corporation owned beneficially or of record by such stockholder and the nominee or nominees) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	A description of all arrangements or understandings between the stockholders and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•	Such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board; and

•	The consent of each nominee to serve as a director of the corporation if so elected.

A nomination or other proposal may be disregarded if it does not comply with the above procedures and any additional requirements set forth in our bylaws. Please note these requirements relate only to the matters you wish to bring before your fellow stockholders at an annual meeting. They are separate from the SEC’s requirements to have your proposal included in our proxy statement, as discussed above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Hypercom officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Hypercom maintains a compliance program to assist its officers and directors in making these filings. We believe that Hypercom’s executive officers, directors and beneficial owners of more than 10% of our common stock timely complied with their filing requirements for Fiscal 2006.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of Hypercom stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2006 Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. This practice is commonly known as “householding.” We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2006 Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to our Corporate Secretary, 2851 West Kathleen Road, Phoenix, Arizona 85053, by submitting an email to the Corporate Secretary at corporatesecretary@hypercom.com or by phone at (602) 504-5000. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Other Matters

As of the date of this proxy statement, the Board of Directors does not intend to present at the annual meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter is properly brought before the annual meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

HYPERCOM CORPORATION

Douglas J. Reich
Corporate Secretary

April 23, 2007

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Electronic Voting Instructions
You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 17, 2007.

Vote by Internet
•	Log on to the Internet and go to www.investorvote.com
•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A   Election of Directors — The Board of Directors recommends a vote FOR the nominees listed.

1. Nominees:	For	Withhold		For	Withhold

01 — William Keiper	☐	☐	02 — Phillip J. Riese	☐	☐

2.	In their discretion, the proxies are authorized to vote upon all other matters that properly may be presented at the meeting.

 B   Non-Voting Items
Change of Address — Please print new address below.

 C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign EXACTLY as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If more than one trustee, all should sign. If shares are held jointly, both owners must sign.
Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — HYPERCOM CORPORATION

ANNUAL MEETING OF STOCKHOLDERS — May 17, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints William Keiper and Douglas J. Reich, and each of them, proxies, with power of substitution, acting unanimously and voting, or if only one is present and voting then that one, to vote the shares of common stock of Hypercom Corporation which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held at Hypercom Corporation Headquarters, 2851 West Kathleen Road, Phoenix, Arizona 85053, on Thursday, May 17, 2007, at 9:00 am, Phoenix, Arizona time, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if present.
The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at said meeting or any adjournment thereof.
IF YOU RETURN YOUR PROPERLY EXECUTED PROXY, WE WILL VOTE YOUR SHARES AS YOU DIRECT. IF YOU DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM FOR PROPOSAL 1, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.
Please mark, sign and date the reverse side and
return the proxy card promptly using the enclosed envelope.